TERM LOAN AGREEMENT

                  Dated as of February 23, 1995

                              among

              JEFFERSON SMURFIT FINANCE CORPORATION

                               and

             BANK BRUSSELS LAMBERT, NEW YORK BRANCH







                        TABLE OF CONTENTS

                                                             Page

ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . .  1
     SECTION 1.01.  Certain Definitions. . . . . . . . . . . .  1
     SECTION 1.02.  Accounting Terms . . . . . . . . . . . . .  1
     SECTION 1.03.  Other Terms. . . . . . . . . . . . . . . .  1
     SECTION 1.04.  Computation of Time Periods. . . . . . . .  2

ARTICLE II  THE TERM LOAN FACILITY . . . . . . . . . . . . . .  2
     SECTION 2.01.  Term Loan. . . . . . . . . . . . . . . . .  2
     SECTION 2.02.  Interest . . . . . . . . . . . . . . . . .  3
     SECTION 2.03.  Term Note. . . . . . . . . . . . . . . . .  3
     SECTION 2.04.  Notice of Borrowings; Notice of
                    Conversion/Continuation. . . . . . . . . .  4
     SECTION 2.05.  Disbursement of Funds. . . . . . . . . . .  5
     SECTION 2.06.  Extension of Scheduled Term Loan Payout
                    Commencement Date. . . . . . . . . . . . .  5
     SECTION 2.07. Mandatory and Voluntary Prepayments and Mandatory Reductions in Aggregate Net
                    Outstandings . . . . . . . . . . . . . . .  6
     SECTION 2.08.  Replacement of Term Bank . . . . . . . . .  7

ARTICLE III  PAYMENT TERMS . . . . . . . . . . . . . . . . . .  8
     SECTION 3.01.  Payments and Computations. . . . . . . . .  8
     SECTION 3.02.  Yield Protection . . . . . . . . . . . . .  9
     SECTION 3.03.  Illegality; Unavailability . . . . . . . . 11
     SECTION 3.04.  Indemnity. . . . . . . . . . . . . . . . . 11
     SECTION 3.05.  Taxes. . . . . . . . . . . . . . . . . . . 12

ARTICLE IV     CONDITIONS OF TERM LOAN . . . . . . . . . . . . 14
     SECTION 4.01.  Conditions Precedent to Term Loan. . . . . 14
     SECTION 4.02.  Conditions Precedent to Term Loan. . . . . 17

ARTICLE V  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . 17
     SECTION 5.01.  Representations and Warranties of Finco. . 17

ARTICLE VI  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . 22
     SECTION 6.01.  Reports; Certificates; Other Informa-
                    tion . . . . . . . . . . . . . . . . . . . 22
     SECTION 6.02.  Inspection . . . . . . . . . . . . . . . . 25
     SECTION 6.03.  Books and Records of Finco . . . . . . . . 25
     SECTION 6.04.  Corporate Existence. . . . . . . . . . . . 26
     SECTION 6.05.  Compliance with Laws . . . . . . . . . . . 26
     SECTION 6.06.  Obligations and Taxes. . . . . . . . . . . 26
     SECTION 6.07.  Facility Documents . . . . . . . . . . . . 26
     SECTION 6.08.  Location of Records. . . . . . . . . . . . 26
     SECTION 6.09.  Separate Corporate Existence . . . . . . . 27

ARTICLE VII  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . 29
     SECTION 7.01.  Liens; Sales of Collateral . . . . . . . . 29
     SECTION 7.02.  Indebtedness . . . . . . . . . . . . . . . 29
     SECTION 7.03.  Net Worth. . . . . . . . . . . . . . . . . 30
     SECTION 7.04.  Contingent Obligations . . . . . . . . . . 30
     SECTION 7.05.  Investments; Joint Ventures. . . . . . . . 31
     SECTION 7.06.  Bankruptcy . . . . . . . . . . . . . . . . 31
     SECTION 7.07.  Facility Documents . . . . . . . . . . . . 31
     SECTION 7.08.  Charter and By-Laws. . . . . . . . . . . . 31
     SECTION 7.09.  [Reserved] . . . . . . . . . . . . . . . . 31
     SECTION 7.10.  Bank Accounts. . . . . . . . . . . . . . . 32
     SECTION 7.11.  Lock-Box Banks; Change in Payment
                    Instructions to Obligors . . . . . . . . . 32
     SECTION 7.12.  Accounting Treatment . . . . . . . . . . . 32
     SECTION 7.13.  Merger, Consolidation, Etc . . . . . . . . 32
     SECTION 7.14.  Capital Expenditures . . . . . . . . . . . 33
     SECTION 7.15.  Restriction on Leases. . . . . . . . . . . 33
     SECTION 7.16.  Conduct of Business. . . . . . . . . . . . 33

ARTICLE VIII  TERMINATION; REMEDIES. . . . . . . . . . . . . . 33
     SECTION 8.01.  Termination; Remedies. . . . . . . . . . . 33
     SECTION 8.02.  Binding Effect . . . . . . . . . . . . . . 34
     SECTION 8.03.  Indemnities by Finco . . . . . . . . . . . 34

ARTICLE IX MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 36
     SECTION 9.01.  Amendments, Etc. . . . . . . . . . . . . . 36
     SECTION 9.02.  No Waiver; Remedies. . . . . . . . . . . . 36
     SECTION 9.03.  Successors and Assigns; Assignment . . . . 36
     SECTION 9.04. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF PERSONAL SERVICE AND VENUE;
                    WAIVER OF JURY TRIAL . . . . . . . . . . . 37
     SECTION 9.05.  Notices. . . . . . . . . . . . . . . . . . 37
     SECTION 9.06.  Survival of Agreement. . . . . . . . . . . 38
     SECTION 9.07.  Expenses; Indemnification. . . . . . . . . 38
     SECTION 9.08.  Confidentiality. . . . . . . . . . . . . . 38
     SECTION 9.09.  No Recourse. . . . . . . . . . . . . . . . 39
     SECTION 9.10.  No Proceedings . . . . . . . . . . . . . . 40
     SECTION 9.11.  Execution in Counterparts; Severability. . 40
     SECTION 9.12.  Entire Agreement . . . . . . . . . . . . . 40

                      ANNEXES AND EXHIBITS

Annex I           - Defined Terms
Exhibit 2.03      - Form of Term Note
Exhibit 2.04(b)   - Form of Notice of Conversion/Continuation
Exhibit 5.01(p)   - Names and Addresses of Lock-Box Banks
Exhibit 6.08      - Location of Records, Chief Executive Offices
                    and Principal Place of Business
Exhibit 9.03      - Form of Assignment and Acceptance



     THIS TERM LOAN AGREEMENT (this "Agreement"), dated as of
February 23, 1995, is entered into by and among Jefferson Smurfit
Finance Corporation, a Delaware corporation (hereinafter "Finco") and Bank Brussels Lambert, New York Branch.

                      W I T N E S S E T H:

     WHEREAS, Jefferson Smurfit Corporation (U.S.), a Delaware corporation ("JSC"), owns all of the issued and outstanding capital stock of Finco;

     WHEREAS, the regular business activities of Finco consist of
(i) the purchase of accounts receivable and certain related assets from JSC (the "Seller"), (ii) the sale of commercial paper to fund such purchases, and (iii) other activities incidental thereto; and

     WHEREAS, Finco, in order to finance its purchases of receivables and other assets from the Seller, has entered into this Agreement whereby the Term Bank will, subject to the terms and conditions set forth herein, agree to make the Term Loan to Finco;

     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I  DEFINITIONS

     SECTION 1.01. Certain Definitions. For all purposes of this Agreement, except as otherwise specifically provided herein, capitalized terms used in this Agreement without definition (including its preamble and recitals) shall have the meanings ascribed to such terms in Annex I.

     SECTION 1.02. Accounting Terms. Under this Agreement, all accounting terms not specifically defined herein shall be interpreted, all accounting determinations made and all financial statements prepared in accordance with GAAP.

     SECTION 1.03. Other Terms. Unless the context indicates otherwise: (a) otherwise undefined terms used in this Agreement have the meanings provided for by the UCC to the extent the same are used or defined therein; (b) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement; (c) all references to Sections, Annexes, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits, Annexes and Schedules attached hereto, the terms of which Exhibits, Annexes and Schedules are hereby incorporated into this Agreement; (d) the word "including" means "including without limitation," and other forms of the verb "to include" have correlative meanings; (e) any reference to a Person includes reference to that Person's successors and assigns; and (f) whenever appropriate, in the context, terms used herein in the singular also include the plural, and vice versa.

     SECTION 1.04.  Computation of Time Periods.  In this
Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means
"from and including" and the words "to" and "until" each mean "to but excluding."

ARTICLE II  THE TERM LOAN FACILITY

     SECTION 2.01.  Term Loan.

     (a) Term Loan Commitments. Subject to the terms and conditions and in reliance upon the representations and warranties hereinafter set forth (including without limitation the conditions precedent set forth in Article IV), the Term Bank agrees on or prior to March 17, 1995, (the "Term Commitment Termination Date"), to make a single term loan to Finco in an amount not to exceed $15,000,000 (the "Term Loan").

     (b) Types of Term Loan; Term Loan Commitments. The Term Loan made pursuant hereto by the Term Bank at the option of Finco, shall be a Eurodollar Loan or a Base Rate Loan; provided that the amount of the Term Loan shall not exceed the Term Loan Commitment. Within the foregoing limits and subject to the conditions set out in Article IV, Finco may borrow under this
Section 2.01, shall repay under Section 2.07 and may prepay, to the extent permitted, the Term Loan made hereunder. The Term Loan, to the extent repaid, may not be reborrowed.

     (c) Conversion or Continuation of Loan Pricing Options. Subject to the provisions of Sections 2.02 and 2.04, Finco shall have the option (i) to convert at any time all (but not a portion of) the Term Loan from a Base Rate Loan to a Eurodollar Loan or from a Eurodollar Loan to a Base Rate Loan or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Loan, to continue all (but not a portion of) a Eurodollar Loan as a Eurodollar Loan and the succeeding Interest Period of such continued Eurodollar Loan shall commence on the first day of such Interest Period; provided, however, a Eurodollar Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; provided, further, that unless the Term Bank shall otherwise consent in writing, no outstanding Loan may be continued as, or be converted into, a Eurodollar Loan after the occurrence and during the continuance of a Liquidation Event or Unmatured Liquidation Event.

     (d)  Repayment of the Term Loan; Termination of Commitments.
The Term Loan shall be due and payable in its entirety on the Stated Term Loan Maturity Date.

     SECTION 2.02.  Interest.

     (a) Subject to the provisions of Section 2.02(d), interest shall accrue on the outstanding amount of the Term Loan, if a Base Rate Loan, at a rate per annum equal to the Alternate Base Rate. Such rate shall be computed on the basis of the actual number of days elapsed (including the first but excluding the day of payment) over a year of 365 or 366 days, as the case may be.

     (b) Subject to the provisions of Section 2.02(d), interest shall accrue on the outstanding amount of the Term Loan, if a Eurodollar Loan, at a rate per annum equal to the Eurodollar Rate for the Interest Period relating to such Eurodollar Loans plus the Applicable Margin (as defined below). The "Applicable Margin" shall be 0.9%, provided, that (i) at any time when any Refunding Advances are outstanding and, with respect to which interest thereon is accruing and is paid at a rate greater than the rate applicable to Revolving Advances, the Applicable Margin shall be 2.0%, and (ii) during the Liquidation Period, the Applicable Margin shall be 2.5%. Such rate shall be computed on the basis of the actual number of days elapsed (including the first but excluding the day of payment) over a year of 360 days.

     (c) Accrued and unpaid interest with respect to the Term Loan shall be payable in arrears on the last day of the Interest Period relating thereto except (i) that if the Term Loan is a Eurodollar Loan as to which a 6-month Interest Period is in effect, accrued and unpaid interest with respect thereto shall also be paid on the date corresponding to the first day of that Interest Period in the third calendar month thereafter (or, if there is no such corresponding date, on the last day of that third calendar month) and (ii) as otherwise provided in this Agreement.

     (d) From and after the Business Day following the Business Day upon which written notice of the occurrence of a Liquidation Event from the Facility Agent or the Term Bank is received by Finco and so long as such Liquidation Event continues, or at any time after the sixth Settlement Date falling after the Termination Date, interest will accrue on the Term Loan until paid at a per annum rate equal to two percent (2.0%) above the otherwise applicable rate described in Section 2.01(a) or (b) above (such additional interest being payable subject to the terms of Sections 9.07 and 9.08 of the Liquidity Agreement).

     SECTION 2.03. Term Note. Finco's obligations to pay the principal of and interest on the Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 2.03 annexed hereto and made a part hereof (the "Term Note"), with appropriate insertions, dated the Effective Date, payable to the order of the Term Bank, and representing the obligation of Finco to pay the outstanding principal amount of the Term Loan and to pay interest with respect thereto as set forth in Section 2.02.

     SECTION 2.04.  Notice of Borrowings; Notice of
Conversion/Continuation.

     (a) Notice of Borrowing. When Finco desires to Borrow hereunder, it shall give the Term Bank (A) at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) if, on the Funding Date, the Term Loan is to be a Eurodollar Loan, such notice to be given prior to 11:00 A.M. (New York City time) on the date specified or (B) if, on the Funding Date, the Term Loan is to be a Base Rate Loan, written notice (or telephonic notice promptly confirmed in writing) on or prior to the date such Borrowing is to be made hereunder, such notice to be given prior to 12:00 noon (New York City time) on the date of such Borrowing. The Notice of Borrowing shall be irrevocable and shall specify the principal amount of the Term Loan to be made on the Funding Date (which shall be a Business Day) and whether such Loan is to be made as a Base Rate Loan or a Eurodollar Loan and in the case of Eurodollar Loan, the Interest Period to be applicable thereto in accordance with Section 2.01(c). If no election as to the Type of Term Loan is specified in such notice, then the requested Term Loan shall be a Base Rate Loan. If no Interest Period with respect to the Term Loan, if a Eurodollar Loan, is specified in any such notice, then Finco shall be deemed to have selected an Interest Period of one month's duration.

     (b) Notice of Conversion/Continuation. Finco shall deliver a Notice of Conversion/Continuation in the form of Exhibit 2.04(b) to the Term Bank no later than 11:00 A.M. (New York time) at least one Business Day in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Base Rate Loan) or three Business Days in advance of the proposed conversion/ continuation date (in the case of a conversion to, or a continuation of, a Eurodollar
Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business
Day), (ii) the nature of the proposed conversion/continuation and
(iii) in the case of a conversion to, or continuation of, a Eurodollar Loan, the requested Interest Period. In lieu of delivering the above-described Notice of Conversion/Continuation, Finco may give the Term Bank telephonic notice by the required time of any proposed conversion/continuation under this Section 2.04(b); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Term Bank on or before the proposed conversion/continuation date. Except as otherwise provided herein, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Loan (or telephonic notice in lieu thereof) shall be irrevocable, and Finco shall be bound to convert or continue in accordance therewith. Any Eurodollar Loan not continued as such in accordance with the terms of this Section 2.04(b) shall be continued as a Base Rate Loan unless paid in full pursuant to the terms hereof.

     SECTION 2.05. Disbursement of Funds. No later than 3:00 P.M. (New York City time) on the Funding Date, the Term Bank shall make proceeds of the Term Loan available to Finco by wire transfer of immediately available funds to the Collection Account.

     SECTION 2.06.  Extension of Scheduled Term Loan Payout
Commencement Date.

     (a) No more than ninety days and no less than sixty days prior to the second anniversary of the Effective Date, and (if and when applicable) no more than ninety days and no less than sixty days prior to any successive anniversary of the Effective Date, Finco may notify the Term Bank in writing of its request (each such request an "Extension Request") to extend the then effective Scheduled Term Loan Payout Commencement Date by one additional year, and the Term Bank shall notify Finco in writing whether it agrees to such extension not later than thirty days after the receipt of such Extension Request. If the Term Bank fails to respond to an Extension Request, it shall be deemed to constitute a denial of such Extension Request and the Scheduled Term Loan Payout Commencement Date shall not be extended.

     (b) Finco shall have the right, at any time, to replace the Term Bank in accordance with the provisions of this Section
2.06(b) and Section 2.08 if the Term Bank fails to respond to an Extension Request or if the Term Bank denies an Extension
Request.

     In the event that the Term Loan is not purchased by a Replacement Term Bank prior to expiration, then as of the Scheduled Term Loan Payout Commencement Date, but only if and so long as the Liquidation Period has not commenced in accordance with the terms of this Agreement, Finco shall exercise its option to direct that, (i) under Section 2.07(b)(vii) of the Liquidity Agreement, all amounts on deposit in the Series A Proceeds Account and credited to the Series A Equalization Sub-account (after giving effect to any application on such day under Sections 2.07(b)(i), (ii), (iii), (iv), (v) or (vi) of the Liquidity Agreement), (ii) under Section 2.07(d)(vii) of the Liquidity Agreement, all amounts on deposit in the Series B Proceeds Account and credited to the Series B Equalization Sub-account (after giving effect to any application on such day under Sections 2.07(d)(i), (ii), (iii), (iv), (v) or (vi) of the Liquidity Agreement), and (iii) under Section 9.07(g)(vii) of the Liquidity Agreement shall be paid on such day and each Business Day thereafter to the Term Bank (subject to the provisos contained in Section 2.07(b)(vii) and Section 2.07(d)(vii), respectively, of the Liquidity Agreement) until the then outstanding Term Loan, all accrued interest thereon and all amounts due and owing to the Term Bank hereunder have been paid in full.

     Upon the replacement of the Term Bank or upon the Scheduled Term Loan Payout Commencement Date and payment in full of the amounts described above, this Agreement shall terminate (subject to any rights of indemnification and payment that survive termination of this Agreement). In the event that the Liquidation Period commences prior to payment in full of the amounts described above to the Term Bank, then all amounts on deposit in the Series A Proceeds Account, the Series B Proceeds Account and the Collection Account shall thereafter be paid in accordance with the terms of Section 9.08 of the Liquidity Agreement.

     (c) In addition to the foregoing, if, as a result of any Liquidation Event (other than an Insolvency Event involving JSC or Finco), the Term Bank votes to commence the Liquidation Period and the Majority Banks have agreed to waive the applicable Liquidation Event, Finco shall have the right to obtain a successor financial institution (in accordance with the procedures set forth in Section 2.08) to purchase the Term Loan from the Term Bank. Any such purchase shall be at a price equal to the Term Loan Amount plus all accrued and unpaid Carrying Costs owed to the Term Bank, together with any unpaid attorneys' fees and expenses owed to the Term Bank under Section 9.07. Upon such purchase, the successor financial institution shall become the Term Bank hereunder for all purposes of this Agreement and the Facility Documents. If such a successor financial institution is obtained and such purchase is consummated within the ten-day period after the Term Bank has voted to commence the Liquidation Period, then the Liquidation Period shall not commence as a result of such direction.

     SECTION 2.07.  Mandatory and Voluntary Prepayments and
Mandatory Reductions in Aggregate Net Outstandings.

     (a) Amounts credited to the Series A Equalization Sub-account pursuant to Section 2.07(a) of the Liquidity Agreement and available for distribution from the Series A Proceeds Account at Finco's option pursuant to Section 2.07(b)(vii) of the Liquidity Agreement, and amounts credited to the Series B Equalization Sub-account pursuant to Section 2.07(c) of the Liquidity Agreement and available for distribution from the Series B Proceeds Account at Finco's option pursuant to Section 2.07(d)(vii) of the Liquidity Agreement, shall be used to repay the Term Loan.

     Amounts credited to the General Series A Sub-account, the
General Series B Sub-account and the General Collection Sub-account and available for distribution pursuant to Section
9.07(g)(xiv) of the Liquidity Agreement, may be used to voluntarily prepay the Term Loan.

     During the Liquidation Period, amounts credited to the General Collection Sub-account, the General Series A Sub-account and the General Series B Sub-account and available for distribution pursuant to Section 9.08(b)(vi) and Section
9.08(b)(vii) of the Liquidity Agreement, shall be used to repay the Term Loan.

     (b) Finco may from time to time, on three Business Days' notice to the Term Bank (delivered by telephone with telecopy confirmation prior to 12:00 noon New York City time), request a voluntary prepayment of the Term Loan by directing the Collateral Agent to remit to the Term Bank funds of Finco available for application against the Term Loan in accordance with Section 2.07 of the Liquidity Agreement. Each such notice of voluntary prepayment shall be binding and irrevocable on Finco. To the extent permitted by Section 2.07 of the Liquidity Agreement, the Collateral Agent shall apply such funds as are so requested by Finco to reduce the Term Loan Amount.

     (c) All prepayments under this Section 2.07 shall be without premium or penalty of any kind except for any indemnification which may be owed in connection with the prepayment of Eurodollar Loans pursuant to Section 3.04.

     (d) In addition to the foregoing, if, after the occurrence and during the continuance of any Liquidation Event other than those Liquidation Events referred to in clauses (iv), (v), (vi) and (viii) of the definition of Liquidation Period (provided that the Term Bank has not consented to a waiver of such Liquidation Event), the Liquidation Period has not commenced within five (5) Business Days, the Term Bank may, upon three (3) Business Days prior notice to Finco, the Facility Agent, the Collateral Agent and the Rating Agencies (a "Term-Only Liquidation Period Notice") commence the Term-Only Liquidation Period; provided, however, that if a Replacement Term Bank has been appointed pursuant to
Section 2.08 hereof prior to the commencement of the Term-Only Liquidation Period, then the Term-Only Liquidation Period Notice shall not commence. During the Term-Only Liquidation Period, Finco shall direct the Collateral Agent to prepay the Term Loan out of funds available therefor pursuant to Section 9.07(g)(xiv) of the Liquidity Agreement.

     SECTION 2.08. Replacement of Term Bank. In the event the Term Bank has denied its consent to an Extension Request pursuant to Section 2.06(a) hereof, has voted to commence the Liquidation Period as contemplated by Section 2.06(c) hereof, or has given notice of commencement of the Term-Only Liquidation Period pursuant to Section 2.07(d), then, in any such case, Finco shall have the right, at any time, to select a Person which satisfies the requirements of clause (i) of the definition of "Eligible Assignee" (such new financial institution, a "Replacement Term Bank") to purchase the Term Loan of the Term Bank (in such case, a "Departing Bank").

     Each such assignment shall be executed pursuant to one or more duly executed Assignments and Acceptances in the form of
Exhibit 9.03, shall be consummated within 60 Business Days after the date the Replacement Term Bank agrees to purchase the Departing Bank's rights and obligations as described above at an aggregate purchase price equal to the principal amount of the outstanding Term Loan, all accrued interest thereon and all other amounts accrued for the account of the Departing Bank hereunder or under any other Facility Document (which purchase price shall be payable at such times as the parties shall agree). Upon the replacement of a Departing Bank as described above, such Departing Bank shall cease to be a party hereto (subject to any rights of indemnification and payment which survive the termination of this Agreement). The Collateral Agent is hereby authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Departing Bank failing to execute and deliver the same within 10 Business Days after the date on which the Departing Bank was tendered the purchase price and was required to execute such Assignment and Acceptance in accordance with the foregoing provisions of this Section 2.08.


ARTICLE III  PAYMENT TERMS

     SECTION 3.01. Payments and Computations. (a) All payments and prepayments on the Term Note and all other amounts to be paid or deposited by Finco hereunder shall be paid to the Term Bank no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds, and any payments received after such time shall be deemed to have been made on the next Business Day. Whenever any payments to be made hereunder shall be stated to be due on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day (and such extension of time shall in such case be included in the computation of interest or fees as applicable).

     (b) Finco will, to the extent permitted by law (and without duplication to any interest payable pursuant to the provisions of
Section 2.02(d)), pay to the Term Bank interest on all amounts not paid or deposited when due hereunder, from and after the Business Day immediately following the Business Day Finco receives notice thereof from the Term Bank until such amounts are paid in full, at 2% per annum above the Alternate Base Rate.
Such interest shall, subject to Sections 9.07 and 9.08 of the Liquidity Agreement, be payable on demand and shall be for the account of the Term Bank.

     SECTION 3.02.  Yield Protection.

     (a) Notwithstanding any other provision herein, if, after the Effective Date, either (i) the adoption of any law, rule or regulation (including any imposition or increase of reserve requirements) or any change after the Effective Date in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) the compliance by the Term Bank with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), shall subject the Term Bank to any reserve (including any imposed by the Board), special deposit, assessment or similar requirement (including a reserve, special deposit, assessment or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, the Term Bank's Eurodollar Lending Office or impose any other condition on the Term Bank affecting the Term Loan or its obligation to make the Term Loan, and as a result of either of the foregoing there shall be any increase in the cost to the Term Bank of agreeing to make or making, funding or maintaining the Term Loan, or there shall be a reduction in the amount received or receivable by the Term Bank or its Eurodollar Lending Office, then Finco shall from time to time, in accordance with the provisions of Section 3.02(c), upon written notice from and demand by the Term Bank, pay to the Term Bank additional amounts sufficient to indemnify that Bank, on an after tax basis, against such increased cost or reduction in amount received or receivable; provided, however, that this
Section 3.02 shall not apply to any additional cost or reduction in amounts received or receivable that is attributable to taxes, except as specified above in this Section 3.02.

     (b) If the Term Bank shall reasonably determine that the adoption after the Effective Date of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the Effective Date in any of the foregoing or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Term Bank (or any lending office of the Term Bank) or the Term Bank's holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Term Bank's or the Term Bank's holding company's capital as a consequence of this Agreement or the Term Loan made by the Term Bank pursuant hereto to a level below that which the Term Bank or the Term Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Term Bank's policies with respect to capital adequacy), then from time to time in accordance with the provisions of Section 3.02(c), Finco shall pay to the Term Bank such additional amount or amounts as will compensate the Term Bank or the Term Bank's holding company, on an after tax basis, for such reduction.

     (c) The Term Bank shall promptly notify Finco of any event of which it has knowledge occurring after the Effective Date which will entitle the Term Bank to compensation pursuant to this
Section 3.02. A certificate of the Term Bank setting forth such amount or amounts as shall be necessary to compensate the Term Bank as specified in clause (a) or (b) above, as the case may be (including calculations thereof in reasonable detail), and the adoption, change or compliance giving rise to such compensation shall be delivered to Finco and shall be conclusive absent demonstrable error. Finco shall pay to the Term Bank the amount shown as due on any such certificate delivered by it within 15 days after its receipt of the same. The Term Bank shall promptly make a refund thereof to Finco if the law, regulation, guideline or change in circumstances giving rise to such payment is subsequently deemed or held to be invalid or inapplicable by a final nonappealable order or decision and as a result thereof, the Term Bank shall not have incurred any increased costs or suffered any reduction in the amounts received or receivable or the rate of return on capital under this Agreement.

     (d) If the Term Bank claims any additional amounts payable pursuant to this Section 3.02, it shall use reasonable efforts (consistent with legal and regulatory restrictions) to take any action to avoid or minimize any amounts that otherwise may be payable by Finco pursuant to this Section 3.02, provided that such action would not, in the good faith determination of the Term Bank, be otherwise disadvantageous to it.

     (e) Notwithstanding the foregoing, Finco shall not be required to make any payments nor indemnify the Term Bank under this Section 3.02 with respect to any increased costs or reduced returns incurred by the Term Bank more than (i) ninety (90) days (in the case of amounts described in Section 3.02(a)) and (ii) six (6) months (in the case of amounts described in Section 3.02(b)) before the date a request for payment or indemnification is delivered to Finco, provided that (x) the foregoing limitation shall not apply to any amounts payable on account of changes having retroactive effect and (y) to receive any such payment or indemnity with respect to amounts described in Section 3.02(b), the Term Bank need not give notice of the amount of such payment or indemnity until eighteen months after the incurrence of the related costs or the related reduction in returns so long as it has given notice within six (6) months of incurring those costs or reduction that it intends to make a claim hereunder.

     (f) All payments owing by Finco under this Section 3.02 shall be made subject to the terms of Sections 9.07 and 9.08 of the Liquidity Agreement.

     SECTION 3.03. Illegality; Unavailability. (a) In the event that, on any date, the Term Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurodollar Loans has become unlawful by compliance in good faith with any law, governmental rule, regulation or order, then, and in any such event, the Term Bank (in such case, an "Affected Bank") shall promptly give notice (by telephone confirmed in writing) to Finco of that determination. The obligation of the Affected Bank to make or maintain its Eurodollar Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect for each Eurodollar Loan or when required by law and Finco shall, no later than the termination of the Interest Period in effect at the time any such determination pursuant to this Section 3.03 is made or earlier, when required by law, convert the Eurodollar Loans of the Affected Bank into Base Rate Loans.

     (b) If, prior to the beginning of any Interest Period, either (1) the Term Bank shall have given notice to Finco as set forth in subsection (a) above, or (2) the Term Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that: (i) Dollar deposits in the relevant amount and for such Interest Period are not available in the interbank eurodollar market or (ii) by reason of circumstances affecting the interbank eurodollar market for the Term Bank's Eurodollar Lending Office, that adequate and fair means do not exist for ascertaining the applicable Eurodollar Rate applicable to a Eurodollar Borrowing, then, and in any such event, the Term Bank shall promptly give notice of such determination to Finco indicating the facts and circumstances giving rise to such determination. Thereafter and continuing until the Term Bank shall notify Finco that the circumstances giving rise to such determination no longer exist, the Eurodollar Borrowing, will, on the last day of the applicable Interest Period, automatically convert into a Base Rate Borrowing, the obligation of the Term Bank to make a Eurodollar Loan shall be suspended and any Eurodollar Borrowing requested to be made at such time shall be made as a Base Rate Borrowing.

     (c) For purposes of this Section 3.03, a notice to Finco by the Term Bank shall be effective as to the outstanding Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to the Eurodollar Loan; in all other cases, such notice shall be effective on the date of receipt by Finco.

     SECTION 3.04. Indemnity. Finco shall compensate the Term Bank, upon written request by the Term Bank (which request shall set forth in reasonable detail the basis for requesting such amounts) for all reasonable losses, expenses and liabilities (including any interest paid by the Term Bank to lenders of funds borrowed by it to make a Eurodollar Loan and any loss sustained by the Term Bank in connection with the re-employment of such funds but excluding taxes, which are not covered by this Section 3.04), which the Term Bank may sustain with respect to a Eurodollar Loan: (a) if for any reason (other than a default or error by the Term Bank) a Eurodollar Loan does not occur on the date specified therefor in the related Notice of Borrowing or (b) if any payment or conversion of a Eurodollar Loan occurs on a date which is not the last day of the Interest Period applicable to the Eurodollar Loan or on any date specified in a notice of payment given by Finco. All payments owing by Finco under this
Section 3.04 shall be made subject to the terms of Sections 9.07 and 9.08 of the Liquidity Agreement.

     SECTION 3.05.  Taxes.  Finco agrees that:

     (a) Any and all payments by Finco under this Agreement shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes (other than withholding taxes) imposed on the net income of the Term Bank by any jurisdiction under whose laws the Term Bank is organized or in which the office through which it makes the Term Loan is located or any political subdivision of any such jurisdiction or (ii) taxes (other than withholding taxes) imposed on the gross receipts or gross income of, or franchise taxes imposed on, the Term Bank by any state jurisdiction under whose laws the Term Bank is organized or in which the office through which it makes the Term Loan is located or any political subdivision of any such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Finco shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder to the Term Bank, then
(i) the sum payable shall be increased by the amount necessary to yield to the Term Bank (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made; (ii) Finco shall make such withholding or deductions, and (iii) Finco shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable law.

     (b) If Finco fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Term Bank the required receipts or other required documentary evidence, (i) the Term Bank may (but shall not be required to) pay such Taxes on behalf of Finco, and (ii) Finco shall promptly indemnify the Term Bank for such Taxes, for any incremental taxes, interest or penalties that may become payable by such party as a result of any such failure, and as a result of any accrual or receipt of any indemnity payment under this subsection (b) and for reasonable counsel fees and out-of-pocket expenses arising from any such failure.

     (c) On or before the date it becomes a party to this Agreement and on any extension of its Commitment, if the Term Bank is organized under the laws of a jurisdiction outside the United States, it shall deliver to Finco such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including
(i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by the Term Bank certifying in each case that such party is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 (or applicable successor form) properly completed and duly executed by such party.

     (d) Any obligation of Finco to pay any additional amounts to the Term Bank in respect of United States Federal withholding tax pursuant to this Section 3.05 (other than pursuant to Section 3.05(b)), shall be net of any credits in respect of other tax liabilities of the Term Bank which credits relate to or result from such withholding tax (as determined by the Term Bank in its reasonable discretion, it being understood that nothing in this Agreement shall impose any duty on the Term Bank to disclose its internal tax records as a condition to reimbursement under this Section).

     (e) The Term Bank, to the extent it is claiming any additional amounts payable pursuant to this Section 3.05, shall use reasonable efforts (consistent with legal and regulatory restrictions) to take any action to avoid or minimize any amounts that otherwise may be payable by Finco pursuant to this Section 3.05, including filing any certificate or document or changing the jurisdiction of its applicable office from which it funds the Term Loan, provided that such action would not, in the good faith determination of the Term Bank, be otherwise disadvantageous to it.

     (f) Notwithstanding the foregoing, Finco shall not be required to make any payments nor indemnify the Term Bank under this Section 3.05 with respect to any Taxes paid directly (and not by withholding) by the Term Bank more than ninety (90) days before the date a request for payment or indemnification is delivered to Finco (it being understood that the date of payment of such Taxes and not the time period to which such Taxes relate shall begin the running of the ninety (90) day period described above). In addition, if the Term Bank is entitled to an exemption from withholding with respect to payments to be made to the Term Bank under this Agreement and does not provide the applicable certificate demonstrating its right to such exemption to Finco as required by Section 3.05(c) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), Finco shall withhold taxes from payments to the Term Bank at the applicable statutory rates and Finco shall not be required to pay any additional amounts as a result of such withholding as provided in this Section 3.05; provided, however, that all such withholding and associated limitations in payment shall cease upon delivery by the Term Bank of such certificate to Finco.

     (g) All payments owing by Finco under this Section 3.05 shall be made subject to the terms of Sections 9.07 and 9.08 of the Liquidity Agreement.

ARTICLE IV     CONDITIONS OF TERM LOAN

     SECTION 4.01. Conditions Precedent to Term Loan. The effectiveness of this Agreement and the borrowing of the Term Loan shall be subject to satisfaction of the conditions precedent that the Term Bank shall have received, on or before the Effective Date, all of the following, each fully executed by all signatories thereto (where applicable) and in form and substance satisfactory to the Term Bank:

          (a)  this Agreement;

          (b)  the Term Note;

          (c)  the other Facility Documents;

          (d) certificates of the Secretaries or Assistant Secretaries of the Servicer, Finco and the Seller, cer-tifying in each case (i) the names and true signatures of the officers authorized to sign the Facility Documents to be delivered by such party pursuant hereto or thereto (on which certificate the Term Bank may conclusively rely until such time as the Term Bank shall receive a revised certificate meeting the requirements of this clause (d)(i)), (ii) that attached thereto is a true and complete copy of the certificate or articles of incorporation and by-laws of such corporation as in effect on the date of such certification and (iii) that attached thereto are true and complete copies of resolutions by such corporation's Board of Directors approving the execution, delivery and performance of this Agreement and all other Facility Documents to which such corporation is a party;

          (e) if the Effective Date is different from the date of this Agreement, a certificate executed by an officer of Finco certifying that as of the Effective Date, all of the representations and warranties contained in Article V hereof are true and accurate in all respects with the same force and effect as though such representations and warranties had been made as of such time;

          (f) if the Effective Date is different from the date of this Agreement, a certificate executed by an officer of the Servicer and the Seller certifying that as of the Effective Date, all of the representations and warranties contained in Article III of the Receivables Sale Agreement by such party are true and accurate in all respects with the same force and effect as though such representations and warranties had been made as of such time;

          (g) a copy of Finco's Certificate of Incorporation, certified by the Secretary of State of Delaware;

          (h) a copy of the Certificate of Incorporation for the Servicer and the Seller, certified by the appropriate
     Secretary of State or Commonwealth;

          (i) certificates relating to the good standing of Finco, the Servicer and the Seller from the Secretaries of State of the States in which each such Person has its chief executive office and in which such Person is incorporated;

          (j) copies of UCC lien search reports with respect to Finco and the Seller, dated a date reasonably close to the Effective Date, disclosing no effective financing statements or other instruments on file with respect to the Collateral (in the case of Finco) or the Purchased Assets sold or to be sold by the Seller and the Contributed Assets contributed or to be contributed by the Seller except for (i) those in favor of the Collateral Agent and (ii) financing statements which will be terminated as of the Effective Date;

          (k) copies of UCC financing statements, in form and substance satisfactory to the Term Bank, as filed with the appropriate offices deemed necessary by the Term Bank to perfect (i) the transfers of interests in Purchased Assets and Contributed Assets by the Seller to Finco under the Receivables Sale Agreement and (ii) the grant of security in the Collateral by Finco under the Liquidity Agreement;

          (l) (i) evidence that any financing statements described in clause (j) above filed in favor of any Person other than the Collateral Agent or Finco have been, or will be as soon as practicable after the Effective Date, terminated, (ii) evidence that any Lien granted by Finco pursuant to the Existing Receivables Purchase Documents shall have been released, and (iii) including pay-off letters in form and substance satisfactory to the Term Bank, relating to the Existing Receivables Purchase Documents;

          (m) favorable opinions of (1) Winston & Strawn, counsel for the Servicer, the Seller and Finco, (2) Michael
     E. Tierney, Esq., general counsel for JSC, and (3) Armstrong, Teasdale, Schlafly & Davis, Missouri counsel for the Seller and Finco, each in form and substance satisfactory to the Term Bank, including, in the aggregate, opinions as to:

               (i) corporate organization, authority, execution, the absence of conflicts with respect to Finco, the Servicer and the Seller, perfection under the UCC of the sale of the Purchased Assets by the Seller to Finco, and enforceability and perfection under the UCC of the security interest granted by Finco to the Collateral Agent under the Liquidity Agreement;

              (ii) true sale issues relating to the transfer of the Purchased Assets by the Seller to Finco and such property being treated as property of Finco in the event of a bankruptcy of the Seller; and

             (iii) non-consolidation of JSC and Finco in the event of the bankruptcy of JSC;

          (n) a rating letter from each Rating Agency indicating a rating of not less than A-1/D-1 with respect to the Commercial Paper, and a rating letter from S&P indicating a rating of not less than AAA with respect to the Liquidity Loans, and a rating letter from S&P indicating a rating of BBB with respect to the Term Loan;

          (o) a letter from Ernst & Young, satisfactory in form and substance to the Facility Agent and the Dealers, with respect to the information contained in the Information
     Memorandum relating to the Receivables;

          (p) Lock-Box Agreements executed by the Seller, Finco and each Lock-Box Bank;

          (q)  a balance sheet of Finco as of September 30, 1994;

          (r) evidence of the payment in full of all fees owing to the Term Bank as of the Effective Date;

          (s) evidence that any governmental or third-party consent required by Finco, the Servicer or the Seller in connection with the execution and delivery of any Facility Document has been obtained and is in full force and effect;

          (t)  such other documents and instruments as the Term
     Bank may reasonably request relating to the Facility
     Documents and the transactions contemplated thereby; and

          (u) the Liquidity Agreement shall have become effective in accordance with its terms.

     SECTION 4.02. Conditions Precedent to Term Loan. The Borrowing of the Term Loan shall be subject to the satisfaction of the conditions precedent that, on the Effective Date, and, if different from the Funding Date, the Funding Date, after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:

          (a)  the representations and warranties contained in
     Article V hereof and all representations and warranties of the Seller and the Servicer in the Receivables Sale Agreement, are true and accurate as of such date in all respects with the same force and effect as though such representations and warranties had been made as of such time;

          (b) no event has occurred and is continuing, or would result from such New Credit Event, which constitutes a Liquidation Event or an Unmatured
     Liquidation Event;

          (c)  there shall not exist a Modified Base Amount
     Shortfall; and

          (d)  the Termination Date shall not have occurred.

The giving of the Notice of Borrowing and the acceptance by Finco of the proceeds of such Borrowing shall constitute a representation and warranty by Finco that, as of the Effective Date or the Funding Date, as the case may be, before and after giving effect to such Borrowing and to the application of any proceeds therefrom, the foregoing statements are true.

ARTICLE V  REPRESENTATIONS AND WARRANTIES

     SECTION 5.01.  Representations and Warranties of Finco.
Finco represents and warrants that:

     (a) Organization; Qualification. Finco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Finco has all governmental licenses, authorizations, consents and approvals required to carry on its business, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its business is now conducted except where the absence of such licenses, authorizations, consents, approvals or good standing could not reasonably be expected to have a Material Adverse Effect.

     (b) Corporate Authority. Finco has corporate power and authority to execute and deliver this Agreement, to borrow money and to grant a security interest hereunder, to execute and deliver the Facility Documents to which it is a party and to perform its obligations hereunder and thereunder and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

     (c) Execution; Binding Effect. This Agreement and each of the other Facility Documents to which Finco is a party have been duly and validly executed and delivered by Finco and constitute the legal, valid and binding obligations of Finco enforceable against Finco in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     (d) Authorizations. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, agency, official or other Person is required for the due execution, delivery and performance by Finco of this Agreement, any other Facility Document or any other agreement, document or instrument delivered hereunder or thereunder, except for (i) the filing of financing statements pursuant to the UCC required (A) to perfect the security interests granted by Finco hereunder (all of which filings have been duly made and are, and on or prior to each Purchase, will be, in full force and effect) or (B) to terminate the security interests or amend the financing statements filed pursuant to the Existing Receivables Purchase Documents (which terminations or amendments will be filed as of, or as soon as practicable after, the Effective Date), and (ii) for consents which have been duly obtained or will have been obtained as of the Effective Date. No transaction contemplated hereby requires compliance with any bulk sales act or similar law. There are no injunctions, orders, suits or proceedings of any nature that adversely affect Finco's performance of its agreements or transactions.

     (e) Absence of Conflicts. Neither the execution and delivery of this Agreement or any other Facility Document to which Finco is a party, nor consummation of the transactions herein or therein contemplated nor performance of or compliance with the terms and conditions hereof or thereof will (i) violate or conflict with any law, rule or regulation applicable to Finco or any of its properties; (ii) violate, conflict with or result in a breach of or a default under (A) the certificate of incorporation or by-laws of Finco, (B) any agreement (other than the Existing Receivables Purchase Documents) or instrument to which Finco is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which violation, conflict, breach or default could reasonably be expected to have a Material Adverse Effect, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting Finco or its property (now owned or hereafter acquired); or (iii) except for Liens created pursuant to the Facility Documents, result in the creation or imposition of any Lien in favor of any other party upon any property (now owned or hereafter acquired) of Finco. Any such violation, conflict, breach or default, or potential breach or default referred to in clause (ii)(B) of the preceding sentence under any Existing Receivables Purchase Document shall have been consented to and waived as of the Effective Date.

     (f) Perfected Security Interest. Upon the making of the initial Liquidity Loan and/or the issuance of the initial Commercial Paper hereunder, and at all times thereafter, the Collateral Agent, for the benefit of the Secured Parties will have a legal, valid, perfected and enforceable security interest upon the Collateral, which security interest is prior in right to all other Liens thereon (except Permitted Liens), and such Collateral shall not be subject to any other Liens (except for Permitted Liens).

     (g) Consideration for Purchases by Finco. Finco shall have given reasonably equivalent value to the Seller in consideration for the transfer, sale or conveyance to Finco of the Receivables and Related Security by the Seller to Finco under the Receivables Sale Agreement, and no such transfer shall have been made for or on account of an antecedent debt owed by the Seller to Finco.

     (h) Accuracy of Written Information. All written information, exhibits, documents, records, Daily Reports, Settlement Statements, certificates, reports, financial statements and similar writings (including, without limitation, the Information Memorandum) (collectively, the "Written Information") furnished by Finco to the Term Bank at any time pursuant to any requirement of, or in response to any request of any such party under, this Agreement or any other Facility Document or any transaction contemplated hereby or thereby, have been, and all such Written Information hereafter furnished by Finco to the Term Bank will be, true and accurate in all material respects on the date as of which any such Written Information was or will be delivered, and shall not omit to state any material facts or any facts necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which they were made, in each case, as of the date it is or shall be dated or (except as otherwise disclosed to Finco or the Term Bank, as the case may be, at such time) as of the date so furnished.

     (i) Litigation. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority pending or, to the knowledge of Finco, threatened against or affecting Finco or any property or rights of Finco, which could be reasonably expected to: (i) adversely affect the legality, validity or enforceability of this Agreement or any other Facility Document or (ii) materially impair the ability of Finco to carry on business substantially as now being conducted, or
(iii) materially adversely affect the condition (financial or otherwise), operations or properties of Finco.

     (j) Governmental Regulations. Finco is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

     (k) Margin Regulations. Finco is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each of the quoted terms is defined or used in Regulation G, T, U or X). No part of the proceeds of the Term Loan has been used for so purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X.

     (l) Separate Corporate Existence. Finco is operated as an entity with assets and liabilities distinct from those of the Seller and any other Affiliates of Finco, and Finco hereby acknowledges that the Term Bank is entering into the transactions contemplated by this Agreement in reliance upon Finco's identity as a separate legal entity from the Seller and each such Affiliate. Finco has no Subsidiaries.

     (m)  Investments.  As of the Effective Date, Finco has no
Investments other than Permitted Investments. Finco does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

     (n) Facility Documents. As of the Effective Date, the Receivables Sale Agreement will be the only agreement pursuant to which Finco purchases Receivables or any other accounts receivable, and the Facility Documents delivered to the Term Bank represent all agreements between the Seller, on the one hand, and Finco on the other. Finco has furnished to the Term Bank true, correct and complete copies of each Facility Document to which Finco is a party, each of which is in full force and effect. Neither Finco nor any of its Affiliates party thereto is in default of any of their respective obligations thereunder in any material respect. Upon the Purchase or Contribution of each Receivable pursuant to the Receivables Sale Agreement, Finco shall be the lawful owner of, and have good title to, such Receivable and all Purchased Assets or Contributed Assets relating thereto, free and clear of any Liens (except for Liens created hereunder and Permitted Liens). All such Purchased Assets are purchased, and all such Contributed Assets are contributed, without recourse to the Seller except as described in the Receivables Sale Agreement. The Purchases of the Purchased Assets by Finco constitute valid and true sales and transfers for consideration (and not merely a pledge of such Purchased Assets for security purposes), enforceable against creditors of the Seller, and no Purchased Assets or Contributed Assets shall constitute property of the Seller.

     (o) Business; Balance Sheet. Since its incorporation, Finco has conducted no business other than the purchase of Receivables and related assets from the Seller under the Receivables Sale Agreement and other similar agreements, the incurrence of Indebtedness under this Agreement, the Existing Receivables Purchase Documents and such other agreements to finance such Purchases, and such other activities as are incidental to the foregoing. The balance sheet of Finco delivered pursuant to Section 4.01(p) has been prepared in accordance with GAAP and fairly presents the financial condition of Finco as of September 30, 1994. From and after the Effective Date (after giving effect to the transactions occurring on such date), no liabilities shall continue to exist in connection with any of the Existing Receivables Purchase Documents to which Finco is a party which could reasonably be likely to have a material adverse effect on the financial condition or assets of Finco

     (p) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts, are set forth on Exhibit 5.01(p) (or as hereafter notified to the Term Bank in accordance with Section 7.11), and each Lock-Box Bank has executed a Lock-Box Agreement. All Obligors have been instructed to remit payment on the Receivables to a Lock-Box Account or, via wire transfer, directly to the Collection Account.

     (q) Treatment of Purchased Receivables. Finco is treating and has treated its Purchase of Receivables from the Seller as a sale by the Seller and a purchase by Finco for federal income tax, reporting and accounting purposes.

     (r) Ownership of Finco. One hundred percent (100%) of the outstanding capital stock of Finco is directly owned (both beneficially and of record) by JSC or an Affiliate thereof. Such stock is validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire capital stock from Finco.

     (s) Taxes. Finco has filed or caused to be filed all Federal, state, local and foreign tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which Finco has set aside adequate reserves on its books in accordance with GAAP and which proceedings are not reasonably likely to have a Material Adverse Effect.

     (t) Locations. As of the Effective Date, the principal place of business and chief executive office of Finco is located at its address set forth in Exhibit 6.08 and there were no other such locations during the four months preceding the Effective Date. As of the Effective Date, the locations of the offices where the Records and computer software are kept are listed on such exhibit (or, as of any date after the Effective Date, at such other locations, notified to the Term Bank in accordance with Section 6.08, with respect to which all action required by such Section 6.08 has been taken and completed).

     (u) Other Names. Since its inception, Finco has had no trade names, fictitious names, assumed names, "doing business as" names or other names under which it has done or is doing business.

     (v) Use of Proceeds. Any proceeds from the sale of Commercial Paper in connection herewith shall be used solely for current expenditures of Finco which qualify as current transactions, or arise out of current transactions, within the meaning of Section 3(a)(3) of the Securities Act.

     (w) Compliance with Law. Finco is in compliance with all applicable laws, rules, regulations, and orders with respect to it, its business and properties, except where failure to so comply would not have a Material Adverse Effect.


ARTICLE VI  AFFIRMATIVE COVENANTS

     Finco covenants and agrees that, from the date hereof (or, if stated otherwise in any covenants contained in this Article VI, from the date stated therein) until the Collection Date, unless the Term Bank shall otherwise consent in writing, it will:

     SECTION 6.01. Reports; Certificates; Other Information. Furnish or cause to be furnished to the Term Bank (and, with respect to the reports described in Sections 6.01(a), 6.01(b), 6.01(c), 6.01(f)(i) and 6.01(g), with a copy thereof to each Rating Agency):

          (a) Annual Reports. As soon as available and in any event within one-hundred five (105) days after the end of each fiscal year of Finco, a copy of the annual statements of income and cash flows of Finco for such fiscal year and the related balance sheet as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP consistently applied (except for such changes in application which are approved by Finco's independent public accountants and disclosed therein), accompanied by an opinion of Ernst & Young or other Independent Public Accountants selected by Finco and reasonably acceptable to the Majority Banks and the Term Bank (which accountants may also provide services to JSC and JSC's other Subsidiaries), together with a certificate from Finco's independent public accountants confirming that, in conducting such audit, nothing came to their attention which caused them to believe that Finco was not in compliance with this Agreement insofar as it relates to accounting matters, with the understanding that such audit was not directed primarily toward obtaining knowledge of such noncompliance;

          (b) Quarterly Reports. As soon as available and in any event within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of Finco, a copy of (A) the unaudited statement of income and cash flows of Finco for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter; and (B) an unaudited balance sheet of Finco as at the end of such fiscal quarter; setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and all of the foregoing to be prepared in accordance with GAAP consistently applied (except for such changes in application which are approved by Finco's financial officer preparing such statements and disclosed therein);

          (c) Annual Accountants' Report. Within one-hundred five (105) days after the end of each fiscal year of Finco, a report with respect to the Facility Documents by Ernst & Young or any other firm of Independent Public Accountants reasonably acceptable to the Term Bank (who may also render other services to Finco, JSC or their Affiliates); provided, however, that if the Liquidation Period shall have occurred by reason of the occurrence of a Liquidation Event, then the Majority Banks and the Term Bank may direct Finco to replace such accountants with another firm of Independent Public Accountants selected by the Majority Banks and the Term Bank and reasonably acceptable to Finco. Each such report shall state that the accountants have compared the amounts contained in a sample of Daily Reports and Settlement Statements randomly selected from all Daily Reports and Settlement Statements delivered to the Term Bank during the period covered by such report with the records (including computer records) from which such amounts were derived and that, on the basis of such comparison, such accountants are of the opinion that the amounts are in agreement with such documents and records, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such report;

          (d) Certificates. Contemporaneously with the furnishing of a copy of each annual and quarterly report provided for in subsections 6.01(a) and (b), respectively, a certificate dated the date of delivery and signed by a Responsible Officer of Finco, which certificate shall state that said financial statements fairly present the financial position and results of operations of Finco in accordance with GAAP consistently applied (except for such changes in application identified in such certificate which are approved by Finco's independent public accountants or, in the case of the quarterly reports, by such officer and further subject to normal year-end adjustments) and that such Responsible Officer has reviewed the relevant terms of this Agreement and has made, or caused to be made under such Responsible Officer's supervision, a review of Finco's activities during the period covered by the statements then being furnished, and that the review has not disclosed the existence of a Liquidation Event or Unmatured Liquidation Event, or if there is such an event, describing it and the steps, if any, taken or being taken to cure it;

          (e) Notice of Liquidation Event and Litigation. As soon as possible and in any event within two Business Days upon learning of the occurrence of any of the following, written notice thereof (with a copy concurrently sent to each Rating Agency), describing the same and the steps being taken by Finco with respect thereto: (a) a Liquidation Event or Unmatured Liquidation Event, or (b) the institution against Finco of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding;

          (f) Reports under Receivables Sale Agreement. Promptly upon receipt thereof, copies of (i) all annual and quarterly financial statements and monthly Settlement Statements delivered to Finco by the Seller or by the Servicer pursuant to the Receivables Sale Agreement (each such Settlement Statement to be delivered no later than the Business Day of Finco's receipt but in no event later than the applicable Reporting Date) and (ii) all Daily Reports (to be delivered no later than the Business Day of Finco's receipt) and all other reports and other written information not specified above which are required to be delivered by the Seller or the Servicer to Finco pursuant to the terms of the Receivables Sale Agreement; and

          (g) Other Information. Promptly, from time to time, such other information, documents, records or reports respecting the Purchased Assets or the Contributed Assets, including the Receivables, or the condition or operations, financial or otherwise, of Finco as the Term Bank or its respective agents or representatives may from time to time reasonably request.

     SECTION 6.02. Inspection. (a) At any time and from time to time during Finco's normal business hours, with reasonable notice, permit the Term Bank, or its agents or representatives,
(i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of Finco relating to the Receivables, the other Purchased Assets or the other Contributed Assets, and (ii) to visit the offices and properties of Finco for the purpose of examining such materials described in clause
(i) above, and to discuss matters relating to the Receivables, the other Purchased Assets or the other Contributed Assets, or Finco's performance hereunder with any of the officers or employees of Finco having knowledge of such matters. Finco agrees to instruct its independent accountants to cooperate with any reasonable request of the Term Bank, its permitted assigns, or their respective agents or representatives, in connection with the performance of such accountants' routine verification procedures with respect to the Receivables or the other Collateral. If a Liquidation Event shall have occurred and be continuing, and the Aggregate Net Outstandings (calculated without giving effect to any amount then on deposit and credited to the Downgraded Series A Bank Sub-account or the Downgraded Series B Bank Sub-account) are greater than zero at such time, the Term Bank or its assigns, agents or representatives, shall also be permitted to verify the validity, amount or any other matter relating to any Receivable, and may notify any or all of the Obligors of the security interests granted hereunder or direct such Obligors to make payments under any Receivables directly to the Term Bank or its designees.

     (b) Without limiting the foregoing, the Term Bank (or its respective agents or representatives) may instruct the Facility Agent to request Finco to perform or have performed the inspection contemplated by Section 7.02 of the Liquidity Agreement; provided, that if such inspection has already been performed, the Term Bank may request from the Facility Agent such reports or other results of such inspection.

     SECTION 6.03. Books and Records of Finco. Maintain and implement administrative and operating procedures reasonably necessary in the performance of its obligations hereunder (including an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof), and keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information relating to the Receivables, the Purchased Assets and the Contributed Assets reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all collections of and reductions or adjustments to each Receivable).

     SECTION 6.04. Corporate Existence. Observe all corporate procedures required by its certificate of incorporation and by-laws and do or cause to be done all things necessary to preserve and maintain its corporate existence and good standing (except where the failure to be in good standing would not have a Material Adverse Effect), material rights, licenses, permits and franchises.

     SECTION 6.05. Compliance with Laws. From and after the Effective Date, comply in all respects with all applicable laws, rules, regulations, writs, judgments, injunctions, decrees, awards and orders with respect to it, its business and properties, except where the failure to so comply would not have a Material Adverse Effect.

     SECTION 6.06. Obligations and Taxes. Pay all its indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or in respect of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or other-wise which, if unpaid, might become a Lien or charge upon such properties or any part thereof (except such indebtedness, obligations, taxes, assessments, governmental charges and levies and claims being contested in good faith by appropriate proceedings and for which Finco has set aside adequate reserves therefor).

     SECTION 6.07. Facility Documents. Comply in all material respects with the terms of and employ the procedures outlined in and enforce the obligations of the Seller and the Servicer under the Receivables Sale Agreement, and all of the other Facility Documents to which it is a party.

     SECTION 6.08. Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its books, records and documents concerning the Receivables (including all original documents relating thereto) at the addresses specified in Exhibit 6.08, or, upon thirty days' prior written notice to the Term Bank, at such other locations in the United States where all action required to maintain the perfection of Finco's ownership interest in the Purchased Assets and the Contributed Assets and the Collateral Agent's security interest in the Collateral shall have been taken and completed. Finco shall also provide a Perfection Opinion prior to such change.

     SECTION 6.09. Separate Corporate Existence. Finco shall take all reasonable steps to maintain Finco's identity as a separate legal entity from JSC and to make it manifest to third parties that Finco is an entity with assets and liabilities distinct from those of JSC and each other Affiliate thereof. Without limiting the generality of the foregoing and in addition to and consistent with the covenants set forth in Sections 6.04 and 6.07, Finco shall:

          (i) conduct all of its business, and make all communications to third parties (including all invoices (if any), letters and other instruments) solely in its own name (and not as a division of any other Person), and identify employees of Finco (if any) as such (including by means of providing appropriate employees with business or identification cards identifying such employees as Finco's employees);

         (ii) compensate all consultants and agents of Finco that are not employees, consultants or agents of any Affiliate of Finco directly, from Finco's bank accounts, for services provided to Finco by such employees, consultants and agents and, in the case of any employee, consultant or agent of Finco that is also an employee, consultant or agent of any Affiliate of Finco, allocate the compensation of such employee, consultant or agent between Finco and such Affiliate on a basis which reflects the services rendered to Finco and such Affiliate (it being understood that such allocation may be made on the basis of estimates of such services and accomplished through the payment of an administrative fee by Finco to one or more of its Affiliates and that ministerial services of negligible value will not be compensated);

        (iii) allocate all overhead expenses (including telephone and other utility charges) for items shared between Finco and any Affiliate on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

         (iv) at all times have at least one "Independent Director" as defined in and as required under Finco's Certificate of Incorporation; and each "Independent Director" shall not be, and shall never have been, a director, officer, employee or stockholder of the Seller;

          (v) maintain Finco's books and records separate from those of any Affiliate;

         (vi) prepare its financial statements separately from those of its other Affiliates and use its best efforts to insure that any future consolidated financial statements of JSC that include Finco (excluding such financial statements that are provided only to JSC and its Affiliates or their independent public accountants) have a footnote to the effect that Finco is a wholly-owned, bankruptcy remote, limited purpose subsidiary of JSC, which finances its purchases of receivables through the issuance of commercial paper;

        (vii) (a) use its best efforts not to commingle funds or other assets of Finco with those of any other Affiliate, (b) not hold its assets in any manner that would create an appearance that such assets belong to any other Affiliate, and (c) not maintain bank accounts or other depository accounts to which any Affiliate is an account party, or from which any Affiliate (except in its capacity as Servicer or as otherwise permitted under the Facility Documents) has the power to make withdrawals;

       (viii) not permit any Affiliate to pay any of Finco's operating expenses (except pursuant to allocation arrangements that comply with the requirements of subsection
     (iii) of this Section 6.09, pursuant to the terms of the Receivables Sale Agreement or any Dealer Agreement or pursuant to any arrangements by which any operating expense of Finco is paid by an Affiliate and is promptly reimbursed by Finco);

         (ix) not guarantee any obligation of any Affiliate nor (to the extent that Finco has the legal power to prevent such) have any of its obligations guaranteed by any such Affiliate (either directly or by seeking credit based on the assets of such Affiliate) or otherwise hold itself out as responsible for the debts of any Affiliate; provided, however, that for the purposes of this clause (ix), no arrangement or transaction permitted by the Facility Documents shall be deemed to constitute such a guarantee;

          (x) maintain at all times a separate stationery from that of any Affiliate, and have all its officers conduct all of its business solely in its own name and strictly observe all corporate formalities;

         (xi) (x) not, to the extent within its power, permit Finco to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate, and (y) not name other Affiliates as a direct or contingent beneficiary or loss payee on its own insurance policies, in either case such that (A) in the event of a loss in connection with such property, payments on account thereof would be made to Finco or would be jointly made to Finco and such Affiliate, or (B) payments on account of losses to Finco's property would be made to any Affiliates or would be jointly made to Finco and any Affiliates;

        (xii) not permit the Seller, in its capacity as such, to be involved in the day-to-day management of Finco, and other than with respect to the purchase and sale and contribution and transfer of Receivables pursuant to the Facility Documents (including, without limitation, transactions contemplated by the Short-Term Note and adjustments for Dilution, Breached Receivables or Noncomplying Receivables) and the performance of its obligations under the Facility Documents and the Existing Receivables Purchase Documents, Finco shall not engage in any intercorporate transaction with the Seller;

       (xiii) hold regular meetings of its board of directors in accordance with the provisions of Finco's Certificate of Incorporation; and

        (xiv) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion described in Section 4.01(m)(iii) are true and correct as of the date of such opinion and remain true and correct at all times; provided, however, that after the date of such opinion, Finco shall not be required pursuant to this clause (xiv) to take any such actions as are not within its power.


ARTICLE VII  NEGATIVE COVENANTS

     Finco covenants and agrees that, from the date hereof (or, if stated otherwise in any covenants contained in this Article VII, from the date stated therein) until the Collection Date, unless the Term Bank shall otherwise consent in writing, it will not, directly or indirectly:

     SECTION 7.01. Liens; Sales of Collateral. From the Effective Date, create, incur, assume or permit to exist any Lien (other than Permitted Liens or any Lien pursuant to the Existing Receivables Purchase Documents which shall terminate on the Effective Date) on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Finco whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, except Permitted Liens; or (except as expressly contemplated pursuant to the Facility Documents) sell, convey, assign (by operation of law or otherwise), transfer or otherwise dispose of any of the Collateral or Finco's right to receive income in respect thereof.

     SECTION 7.02.  Indebtedness.  From the Effective Date,
create, incur, assume, permit to exist or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Finco may become and remain liable with respect to
     (i) the Indebtedness to the Term Bank hereunder, (ii) the Indebtedness to the Agents and the Banks expressly contemplated by the Liquidity Agreement and (iii) the Indebtedness evidenced by the Commercial Paper;

          (b) Finco may become and remain liable with respect to Contingent Obligations permitted by Section 7.04 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (c) Finco may become and remain liable with respect to the Ordinary Course Expenses (to the extent, if any, that such items constitute Indebtedness) and Indebtedness to the Seller pursuant to the Receivables Sale Agreement and the Short-Term Note; and

          (d)  Finco may be liable with respect to (i)
     Indebtedness, pursuant to its Purchaser Note (as defined in the Master Agreement) payable to Emerald Funding Corporation; provided that such Indebtedness is paid in full on the Effective Date, and (ii) certain other expenses or obligations incurred in connection with the Existing Receivables Purchase Documents, which expenses or obligations shall be paid in full on or before June 30, 1995.

     SECTION 7.03. Net Worth. Permit its net worth (defined as the sum of (i) the amount of its capital stock plus (ii) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), in each case determined in accordance with GAAP) to be less than 6.75% of the Outstanding Balance of the Eligible Receivables.

     SECTION 7.04. Contingent Obligations. From the Effective Date, create or become or remain liable with respect to any Contingent Obligation, except endorsements of negotiable instruments for collection in the ordinary course of business and reimbursement or indemnification obligations (i) in favor of the Term Bank as provided for under this Agreement, (ii) in favor of the Agents or the Banks as provided for in the Liquidity Agreement, (iii) in favor of the Depositary as provided in the Series A Depositary Agreement or the Series B Depositary Agreement, (iv) in favor of any Dealer or any "Indemnitee" (as defined in the Dealer Agreement), pursuant to such Dealer Agreement and (v) pursuant to the Master Agreement.

     SECTION 7.05.  Investments; Joint Ventures.  Make or own any
Investment in any Person, including any joint venture, except
Purchased Assets, Contributed Assets, Receivable Notes and
Permitted Investments.

     SECTION 7.06. Bankruptcy. Without the consent of the "Independent Director" (as defined in Finco's certificate of incorporation), file or cause to be filed any voluntary proceeding of the type referred to in the definition of "Insolvency Event" so long as this Agreement remains in full force and effect and for at least one year and one day following the latest to occur of: (i) the payment in full of all Liquidity Loans; (ii) the payment in full of the Term Loan; or (iii) the payment in full of the latest maturing Commercial Paper Note.

     SECTION 7.07. Facility Documents. Except as otherwise permitted under Section 9.01, (a) amend any Facility Document to which it is a party, or give or withhold any consent or waiver thereunder, (b) designate a Termination Date if, at the time of such designation, the Aggregate Net Outstandings exceeds the Modified Base Amount, or (c) without the prior written consent of the Majority Banks and the Term Bank, consent to any amendment or modification to the Credit and Collection Policy that is reasonably likely to have a Material Adverse Effect; except that Finco may, with prior written notice to the Facility Agent and the Term Bank, but without any prior written consent, amend the Allocation Agreement, provided that any such amendment shall be on fair and reasonable terms materially no less favorable to Finco than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate and such amendment shall not be prohibited by, or otherwise adversely affect Finco's ability to comply with, Section 6.09.

     SECTION 7.08. Charter and By-Laws. Amend or otherwise modify its certificate of incorporation or by-laws in any manner which requires the consent of the "Independent Director" (as defined in Finco's certificate of incorporation), without (x) obtaining the prior written consent of the Majority Banks and the Term Bank, (y) satisfying the Rating Agency Condition and (z) delivering a favorable update of the opinion of counsel referred to in Section 4.01(m)(iii). In addition, Finco shall not make any change to its corporate name unless (i) the Facility Agent, the Term Bank and each Rating Agency shall have received twenty
(20) Business Days' prior written notice of such name change and
(ii) at least ten (10) Business Days prior to the effective date of any such name change, Finco shall have executed and delivered to the Collateral Agent such Financing Statements (Form UCC-1 and UCC-3) which the Term Bank may request to reflect such name change, together with such other documents and instruments that the Term Bank may request in connection therewith and a Perfection Opinion.

     SECTION 7.09.  [Reserved]

     SECTION 7.10. Bank Accounts. From the Effective Date, maintain any bank accounts other than the Collection Account (including the sub-accounts thereof), the Series A Proceeds Account (including any sub-accounts thereof), the Series B Proceeds Account (including any sub-accounts thereof), the Lock-Box Accounts, checking accounts for payments of Ordinary Course Expenses and such other accounts which Finco with the approval of the Collateral Agent (which approval shall not be unreasonably withheld), shall consider to be advisable for the administration of this Agreement and the other Facility Documents; provided, however, that Finco shall have given notice of the existence and location of any such account to each of the Agents at or before the time such accounts are opened; and further provided, however, that Finco may maintain, until June 30, 1995, any bank account required or permitted to be maintained under the Existing Receivables Purchase Documents, so long as Finco shall have given notice of the existence and location of any such account to each of the Agents at or before the Effective Date (such bank accounts, the "Existing Receivables Purchase Accounts").

     SECTION 7.11. Lock-Box Banks; Change in Payment Instructions to Obligors. From the Effective Date, make any changes in instructions to Obligors directing payments other than to a Lock-Box Bank or, via wire transfer, to the Collection Account, or voluntarily add or terminate any bank as a Lock-Box Bank from those listed in Exhibit 5.01(p) unless, with respect to the addition of any Lock-Box Bank, the Term Bank shall have first received and approved, which approval shall not be unreasonably withheld, (x) copies of Lock-Box Agreements executed by each new Lock-Box Bank and Finco and (y) copies of all agreements and documents signed by Finco (and, if applicable, by the Seller) and the respective Lock-Box Bank with respect to any new Lock-Box Account.

     SECTION 7.12. Accounting Treatment. Prepare any financial statements or other statements (including any tax filings which are not consolidated with those of JSC) which shall account for the transactions contemplated by the Receivables Sale Agreement in any manner other than as the sale of the Purchased Assets, and the contribution of the Contributed Assets, by the Seller to Finco.

     SECTION 7.13. Merger, Consolidation, Etc. Alter its corporate, capital or legal structure, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except to the extent provided in the Facility Documents.

     SECTION 7.14. Capital Expenditures. Make or incur any capital expenditures except as necessary to conduct its business in accordance with the terms of the Facility Documents.

     SECTION 7.15. Restriction on Leases. Become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, except as necessary to conduct its business in accordance with the terms of this Agreement and except pursuant to the Allocation Agreement.

     SECTION 7.16. Conduct of Business. From the Effective Date, engage in any business other than (a) the businesses engaged in by Finco on the Effective Date, (b) those businesses described in Section 7.01(o), and (c) such other lines of business as may be consented in writing to by the Majority Banks and the Term Bank. Notwithstanding anything to the contrary in this Agreement or any other Facility Document: (i) Finco shall not engage in any business or activities other than in connection with, or relating to, (A) the holding, acquisition, ownership, management, control, use, sale and disposition of the Purchased Assets and the Contributed Assets, (B) the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party, (C) any and all business or activities that are required by or authorized by the terms of this Agreement, the other Facility Documents to which it is a party and the Existing Receivables Purchase Documents to which it is a party, (D) the winding up of Emerald Funding Corporation's trade receivables securitization program, and (E) any and all business or activities that are incidental to or necessary to accomplish any of the foregoing, (ii) Finco shall not enter into any transaction with any Person which is not contemplated by or incidental to the performance of its obligations under the Facility Documents and the Existing Receivables Purchase Documents, and (iii) Finco shall not create, acquire or otherwise hold any interest in any Subsidiary or other Person, other than the Permitted Investments.

ARTICLE VIII  TERMINATION; REMEDIES

     SECTION 8.01. Termination; Remedies. The obligation of the Term Bank to make the Term Loan shall terminate on the Term Commitment Termination Date. In addition, (i) the Term Bank shall be entitled to the benefits of the security interest in the Collateral granted by Finco to the Collateral Agent, as set forth in Section 9.01 of the Liquidity Agreement, and (ii) the Term Bank shall be entitled to pursue any other right or remedy under this Agreement. In addition to the foregoing, if Finco becomes the subject of a Liquidation Event described in clause (g) of the definition of Liquidation Event, then, in addition to the foregoing, the principal and interest on the Term Note shall become immediately due and payable, without presentment, demand, protest or other notice of any kind whatsoever. Absent the occurrence of such a Liquidation Event with respect to Finco, the principal and interest on the Term Note shall become immediately due and payable upon the Stated Term Loan Maturity Date.

     SECTION 8.02.  Binding Effect.  Notwithstanding the Stated
Term Loan Maturity Date, the obligations of Finco under this Agreement shall be absolute and unconditional and shall remain in full force and effect until the Term Loan and the other
Obligations owed to the Term Bank have been fully paid and satisfied.

     SECTION 8.03. Indemnities by Finco. Without limiting any other rights which the Term Bank may have hereunder or under applicable law, but without duplication, Finco hereby agrees to indemnify the Term Bank, its successors and permitted assignees, and its and such assignees' respective officers, directors, agents and employees (all of the foregoing collectively referred to herein as "Indemnitees") from and against any and all damages, losses, claims, liabilities, reasonable costs and reasonable expenses, including reasonable attorneys' fees, and disbursements (all of the foregoing collectively referred to herein as the "Indemnified Amounts") awarded against or incurred by any Indemnitee relating to or resulting from:

     (i) any representation or warranty made by Finco (or any of its officers) under or in connection with this Agreement or any Facility Document or in connection with the preparation or delivery of any Daily Report, any Settlement Statement, or any other information or report delivered pursuant hereto or thereto, which shall have been false, incomplete or incorrect in any material respect when made;

     (ii) the failure by Finco to comply with any applicable law, rule or regulation with respect to any Receivable, the related
Invoice (or contract) or the Related Security, or the nonconformity of any Receivable, the related Invoice (or contract) or the Related Security with any such applicable law, rule or regulation;

     (iii) the failure by Finco to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables and other Purchased Assets which are, or are purported to be, the subject of a security interest granted under this Agreement, whether at the time of any Purchase or at any subsequent time;

     (iv) the failure by Finco to comply with any term, provision or covenant contained in this Agreement, any other Facility
Document or any agreement executed in connection with this Agreement or any other Facility Document (in each case, where
Finco is a party thereto);

     (v) the failure by Finco to pay when due any tax or governmental fee or charge (other than taxes on or measured by the net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending the same, which may arise by reason of (a) the Purchase or ownership of all or any portion of, or any other interest in, the Purchased Assets or (b) the Contribution or ownership of all or any portion of, or any other interest in, the Contributed Assets.

It is expressly agreed and understood by the parties (i) that such indemnification is not intended to constitute a guarantee of the collectibility or payment of the Receivables sold hereunder and the other Purchased Assets and (ii) that nothing in this
Section 8.03 shall require Finco to indemnify any Indemnitee (A) for damages, losses, claims or liabilities or related costs or expenses resulting from such Indemnitee's gross negligence or willful misconduct or (B) for lost profits, consequential, special or punitive damages. Notwithstanding anything in this Agreement to the contrary, the gross negligence or willful misconduct of any one Indemnitee shall not be a defense to, or in any other way adversely affect, mitigate or diminish any other Indemnitee's right or claim to indemnification under this Section
8.03. Finco shall direct the Collateral Agent to pay any amounts subject to the indemnification provisions of this Section 8.03 from the Collection Account for distribution, subject to Sections
9.07 and 9.08 of the Liquidity Agreement, to the Indemnitee within five (5) Business Days following such Indemnitees' written demand therefor, setting forth in reasonable detail the basis for such demand, in each case out of Available Cash (including any proceeds received by Finco pursuant to the indemnifications made in its favor under the Receivables Sales Agreement). Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 8.03, any representations, warranties and covenants contained in this Agreement shall not be deemed to be limited to failures to perform or comply or to events, circumstances, conditions or changes that did give rise to a Material Adverse Effect. The indemnity obligations set forth in this Section 8.03 shall be continuing and shall survive any termination of this Agreement.

     Any Indemnitee wishing to be indemnified under this Section
8.03 shall give prompt notice to Finco upon becoming aware of any event or circumstance which such Indemnitee expects to give rise to a claim for indemnification under this Section 8.03 and shall permit (to the extent not disadvantageous or prejudicial to it) such provider to participate in the defense, settlement or resolution thereof; provided that the failure by any Indemnitee to so act shall not deprive it of its rights to indemnification under this Section 8.03 unless such failure shall result in material damage, liability or costs (including costs of indemnification hereunder) to Finco.

ARTICLE IX MISCELLANEOUS

     SECTION 9.01. Amendments, Etc. Notwithstanding anything else to the contrary contained herein, the parties hereto acknowledge and agree that any amendment, waiver or modification of this Agreement or any other Facility Document shall be governed by and subject to the provisions and procedures set forth in Section 12.01 of the Liquidity Agreement, the terms of which are herein incorporated by this reference.

     SECTION 9.02. No Waiver; Remedies. No waiver by the Term Bank of any breach or default of or by Finco under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring. No failure on the part of the Term Bank or the Collateral Agent to exercise, and no delay in exercising, any right hereunder or under the Liquidity Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided and provided in the Liquidity Agreement are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.03.  Successors and Assigns; Assignment.

     (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Finco may not assign or transfer any of its rights or obligations hereunder or under any of the other Facility Documents without the written consent of the Term Bank. With the prior written consent of Finco (such consent not to be unreasonably withheld), the Term Bank may assign all, but not less than all, of its interests, rights and obligations hereunder to a Person which satisfies the requirements of clause (i) of the definition of "Eligible Assignee"; provided, that (i) prior to the effective date of any such assignment, the assignee and assignor shall have executed and delivered to Finco an Assignment and Acceptance substantially in the form of Exhibit 9.03, and (ii) Finco's consent shall not be necessary with respect to any assignment by the Term Bank to an Affiliate of the Term Bank. Upon the effectiveness of any such permitted assignment, (i) the assignee thereunder shall be entitled to the interests, rights and obligations of the Term Bank under this Agreement and the Liquidity Agreement and (ii) the assigning Term Bank shall be released from its obligations under this Agreement and the Liquidity Agreement.

     (b) Notwithstanding anything contained in paragraph (a) of this Section 9.03, the Term Bank may at any time pledge or assign all or any portions of its interests and rights under this Agreement and the Liquidity Agreement to a Federal Reserve Bank.

     SECTION 9.04. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF PERSONAL SERVICE AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK (AND ANY COURTS HEARING APPEALS FROM SUCH STATE OR FEDERAL COURT) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 9.05 OR PROVIDED THEREIN. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER WITHIN THE STATE OF NEW YORK AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY COURT IN SUCH STATE. NOTHING IN THIS SECTION 9.04 SHALL AFFECT THE RIGHT OF ANY PARTY HEREUNDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR UNDER OR IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

     SECTION 9.05. Notices. Except as otherwise expressly provided in this Agreement, any notice shall be conclusively deemed to have been received by a party hereto and to be effective (i) if sent by regular mail or commercial delivery service, on the day on which delivered to such party at its address set forth below its name on the signature pages hereto (or at such other address as such party shall specify to the other parties hereto in writing), (ii) if sent by telex, graphic scanning or other telecopy communications of the sending party, when delivered by such equipment to the number set forth below its name on the signature pages hereto and confirmed by electronic receipt or similar means or (iii) if sent by registered or certified mail, on the day on which delivered to such party (or delivery is refused), addressed to such party at such address. Any notices required to be delivered to either Rating Agency under this Agreement or any of the other Facility Documents shall be addressed to such Rating Agency at the following address (or to such other address as such Rating Agency may hereafter specify to the other parties hereto in writing):
Standard & Poor's Corporation, 25 Broadway, Attn: Asset-Backed Surveillance Group, New York, NY 10004, Telephone: (212) 208-8000; Telecopy: (212) 412-0225; and Duff & Phelps Credit Rating Co., Attn: Asset-Backed Research and Monitoring Group, 55 East Monroe Street, Chicago, Illinois 60603, Telephone: (312) 263-2610, Telecopy: (312) 263-2852.

     SECTION 9.06. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making of the Term Loan and the execution and delivery of this Agreement and shall continue in full force and effect until the Collection Date has occurred; provided, however, that the indemnities contained in Sections 3.02, 3.04, 3.05, 8.03 and 9.07 of this Agreement and the obligations of the parties hereto under Section
9.08 and 9.10, shall be continuing and shall survive any termination of this Agreement.

     SECTION 9.07. Expenses; Indemnification. Finco shall pay on demand (i) all reasonable out-of-pocket fees and expenses (including reasonable attorneys fees and expenses) of the Agents incurred in connection with the negotiation, preparation, execution or delivery of this Agreement and the making and repayment of the Term Loan, (ii) all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of a single law firm representing the Collateral Agent and the reasonable fees and expenses of a single law firm representing the Term Bank) of the Collateral Agent and the Term Bank incurred in connection with the administration, amendment, modification or waiver of this Agreement or any other Facility Document, and
(iii) all reasonable out-of-pocket fees and expenses of the Collateral Agent and the Term Bank (including reasonable attorneys' fees and expenses of counsel), incurred from and after a Liquidation Event in connection with the enforcement of this Agreement and the other Facility Documents against Finco, the Servicer and the Seller. In addition, Finco will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or the other Facility Documents, and hereby indemnifies and saves the Term Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. All payments owing by Finco under this Section
9.07 shall be made subject to the terms of Sections 9.07 and 9.08 of the Liquidity Agreement.

     SECTION 9.08. Confidentiality. The Term Bank hereby acknowledges that the Records and other information which it or Finco receives from the Seller may contain information in which Finco or the Seller has a proprietary interest and which may not, at the time of assignment and/or delivery, be generally available to and known by the public (including information relating to Finco or the Seller contained in the Information Memorandum).
The Term Bank hereby agrees, for the benefit of Finco and the Seller, to maintain as confidential all such information obtained from the Seller or Finco and not to disclose such information to any other Person; provided, however, that nothing in this Section
9.08 shall (A) impose any liability on the Term Bank if it has acted in accordance with reasonable and customary standards for maintaining the confidentiality of information relating to its corporate customers or (B) prevent any Person from disclosing such information (i) to any permitted assignee of Finco, or permitted assignee or participant of the Term Bank (or their permitted prospective participants and assignees), provided that each such party agrees in writing, for the benefit of Finco and the Seller, (x) to use such information and keep such information confidential in accordance with the same terms set forth herein and (y) that it will not disclose such information to any of its Affiliates, (ii) to its employees, agents, attorneys, auditors and accountants, (iii) subject to the further requirements set forth in this Section 9.08, upon the order of any court or administrative agency or upon the request or demand of any regulatory agency, authority or official having jurisdiction over the Term Bank, (iv) which has (other than through a breach of this Section 9.08) been obtained from any Person other than Finco, the Seller or any other party hereto, or (v) to the extent such information (other than through a breach of this Section 9.08) has become generally available to and known by the public subsequent to the time of delivery hereunder. The Term Bank (a) will provide Finco with prompt written notice of any subpoena or any request or requirement by any governmental authority (other than any such request or requirement in connection with an audit or other regulatory review of a financial institution) for dis-closure of any confidential information so that Finco and/or the Seller may seek a protective order or other appropriate remedy prior to such disclosure and (b) shall consult with Finco to a reasonable extent on the advisability of taking legally available steps to resist or narrow such request or requirement (it being understood that, after such notice and consultation, such party shall be under no further obligations to Finco under this Section
9.08 to refrain from disclosure in connection with such proceeding during the pendency thereof as provided under clause
(iii) of the immediately preceding sentence). In the event a protective order or other remedy is not obtained, the Term Bank will exercise reasonable efforts (x) to limit the information disclosed to such information which it is legally required to disclose and (y) to obtain assurance that confidential treatment will be accorded any such information so disclosed, in each case only to the extent efforts would not cause the Term Bank to incur costs which it deems to be material.

     SECTION 9.09. No Recourse. The obligations of Finco hereunder shall be solely its obligations and shall in all respects be non-recourse to all of its officers, directors, controlling persons or stockholders (including the Seller), and the Term Bank acknowledges the same with respect to Finco and, to the fullest extent permitted by law, waives any such recourse and any claim against any of such parties arising hereunder.

     SECTION 9.10. No Proceedings. The Term Bank hereby agrees that it will not institute against Finco any involuntary proceeding of the type referred to in the definition of "Insolvency Event" so long as this Agreement remains in full force and effect and for at least one year and one day following the latest to occur of: (i) the payment in full of all Liquidity Loans; (ii) the payment in full of the Term Loan; or (iii) the payment in full of the latest maturing Commercial Paper Note.

     SECTION 9.11. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 9.12. Entire Agreement. This Agreement, together with the other Facility Documents, including the exhibits and schedules hereto and thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                              JEFFERSON SMURFIT FINANCE CORPORATION


                              By:
                              Name:
                              Title:

                              Address:

                              Jefferson Smurfit Finance Corporation
                              8182 Maryland Avenue
                              St. Louis, Missouri
                              Attn: Treasurer
                              Tel. No.:________________
                              Telecopier No.:__________



                              BANK BRUSSELS LAMBERT, NEW YORK
                              BRANCH, AS TERM BANK


                              By:
                              Name:
                              Title:

                              Address:

                              _________________________
                              _________________________
                              _________________________
                              _________________________
                              Attn:____________________
                              Tel. No.:________________
                              Telex No.:_______________
                              (Answerback:_____________)
                              Telecopier No.:__________

ACKNOWLEDGED AND CONSENTED TO
FOR PURPOSES OF SECTION 6.02(B)

BANKERS TRUST COMPANY, as Facility Agent



By:
Name:
Title: